Executed as a DEED by GLOBAL BLUE SA By: Name: By: Witness signature: Name: Title: Cf O Address: Jeremy Henderson-Ross /s/ Jeremy Henderson-Ross Executed as a DEED by JACQUES STERN Jacques Stern /s/ Jacques Stern /s/ Françoise Marchal Name: Françoise Marchal Title: PA

DEED OF AMENDMENT TO EMPLOYMENT AGREEMENT

24 February 2022

Reference is made to the employment agreement dated 31 August 2020 between Global Blue SA and Jacques Stern (as amended from time to time) (the "Employment Agreement").

Unless otherwise specified, words and expressions defined in the Employment Agreement (or the RSA Award Certificate and Option Award Certificate as applicable) shall have the same meaning in this letter.

In accordance with Clause 15.9 of the Employment Agreement, the Company and the Executive agree:

1. to insert a new definition of "Parent Company" in Clause 15.1 of the Employment Agreement as set out in bold and underline below:

   "***means Global Blue Group Holding AG;***"

2. to insert a new definition of "VWAP" in Clause 15.1 of the Employment Agreement as set out in bold and underline below:

   "***means the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on the first day of the relevant period, and ending at 4:00:00 p.m., New York time on the last day of the relevant period, as reported by Bloomberg through its "HP" function (with "Market" function set to "VWAP", "Currency" function set to "USD" for the purposes of calculating the Reference Price to determine whether a Trigger Event has occurred under Clause 4.9 or to "EUR" for the purposes of Clause 4.7 and any Adjustment pursuant to Clause 4.9; the resulting VWAP is shown next to the "Average" label;***"

3. to amend Clause 2.4(b) of the Employment Agreement by deleting it in its entirety and replacing it with the words in bold and underline below:

   "***engage in any activities, office or other occupation outside his employment with the Company which may detract from the proper and timely performance of his duties under this Agreement and the Executive shall not hold office in any company which is not the Company or an Associated Company, provided that the Executive (i) may continue to be a non-executive director of Perkbox; and (ii) shall be permitted, subject to the prior written approval of the Nomination and Compensation Committee (such consent not to be unreasonably withheld), to participate in up to two additional board positions outside the Company, an Associated Company or Perkbox, which position is in respect of a company which does not conflict with the Company or an Associated Company (each an "Additional Role"), provided that in the Company's reasonable determination from time to time, any such Additional Role does not detract from the proper and timely performance of the Executive's duties under this Agreement (including the Executive recusing himself from activities associated with the foregoing that could reasonably be expected to conflict with the corporate opportunity or interests of the Company), it being understood and agreed that the Executive's primary duties will be owed to the Company.***"

4. to insert a new Clause 4.7 in the Employment Agreement as set out in bold and underline below:

   "***Notwithstanding Clause 4.5, any annual restricted stock award to be granted by the Company to the Executive each year with effect from January 2022 shall be based on the greater of (i) 150,000 shares and (ii) €1.25 million, subject to a maximum of 1,000,000 shares***

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per grant. For these purposes each RSA shall be valued on the date that the RSA is granted using the VWAP of the shares in the period that is 20 trading days prior to the date on which the Company grants the RSA. Fifty per cent of each tranche of the award shall be subject to performance conditions, which shall be generally consistent with those applicable to the broader executive management team of the Company, and the remaining fifty per cent shall not be subject to performance conditions."

5. to insert a new Clause 4.8 in the Employment Agreement as set out in bold and underline below:

   "***Notwithstanding anything to the contrary herein or the four-year vesting period and annual vesting as set out in the Parent Company's Management Incentive Plan for RSAs, any annual restricted stock award that is subject to performance conditions to be granted by the Company to the Executive from January 2022 onwards shall be subject to a two-year vesting schedule with semi-annual vesting. The particular terms and dates of such vesting shall be specified in the RSA Award Certificate to be issued in connection with the relevant grant.***"

6. to insert a new Clause 4.9 in the Employment Agreement as set out in bold and underline below:

   "***In the event that the Parent Company undertakes a primary equity or equity-linked offering (an "Issuance") (i) the primary purpose of which is to address adverse liquidity, maturity or financial covenant issues in the Group as determined by the Parent Company acting reasonably; (ii) where the VWAP of the Parent Company's shares for the 3-month period from the date of the Issuance (the "Measurement Period") is less than $5 per share (such weighted average price being the "Reference Price"); and (iii) the Executive remains employed by the Company as Chief Executive Officer and has not been dismissed by the Company for Cause or given notice to the Company in respect of that office during the Measurement Period ((i) – (iii) collectively, the "Trigger Event"), the restricted stock awards granted to the Executive under the Parent Company's Management Incentive Plan for RSAs shall be adjusted in accordance with the following mechanism (an "Adjustment"):***

   (a) Existing grants that are subject to performance conditions

   The number of shares under award for each tranche shall be adjusted to equal (i) €1 million divided by (ii) the Reference Price in Euros, subject to a cap of 800,000 shares per tranche;

   (b) Existing grants that are not subject to performance conditions ("Retention RSA")

   The number of shares under award shall be adjusted to equal (i) €1,833,333 divided by (ii) the Reference Price in Euros, subject to a cap of 1,466,667 shares; and

   (c) Future grants pursuant to Clause 4.7

   The number of shares under award for each tranche shall be adjusted to equal (i) €1.25 million divided by (ii) the Reference Price in Euros, subject to a cap of 1,000,000 shares per tranche,

   in each case, provided that, subject always to the relevant cap on shares per tranche, there shall be no limit on the number of Adjustments in respect of a tranche in the event of multiple Trigger Events.

   Where applicable, the Adjustment shall comprise (i) an issue of new common shares in the Parent Company to the Executive in respect of restricted stock awards that have vested or otherwise converted to shares at the time of the Adjustment; or (ii) a grant of additional restricted stock awards on the same terms and conditions as the relevant tranche in respect of grants that have not vested or otherwise converted to shares at the time of the Adjustment.

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The Parent Company and the Executive shall execute an amendment to the applicable RSA Award Certificate to document the Adjustment in the event of a Trigger Event."

7. to insert a new Clause 4.10 in the Employment Agreement as set out in bold and underline below:

   "***In the event of a Trigger Event, the existing Exercise Prices of the share options granted to the Executive under the Parent Company's Management Incentive Plan for Share Options of $8.50, $10.50, $12.50 and $14.50 shall be revised by adding $1.50, $3.50, $5.50 and $7.50 respectively to the Reference Price in USD (a "Repricing"). There shall be no limit on the number of Repricings in respect of a tranche in the event of multiple Trigger Events. The Parent Company and the Executive shall execute an amendment to the applicable Option Award Certificate to document the Repricing in the event of a Trigger Event.***"

The provisions of Clauses 15.9 to 15.12 of the Employment Agreement shall apply to this letter agreement *mutatis mutandis* (and references in these provisions to "this Agreement" shall be deemed a reference to this letter).

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Executed as a DEED by **GLOBAL BLUE SA**

By: **/s/ Jeremy Henderson-Ross**

Name: **Jeremy Henderson-Ross**

Title: DIRECTOR

Executed as a DEED by JACQUES STERN

By: **/s/ Jacques Stern**

Name: **Jacques Stern**

Title: CEO

Witness signature: /s/ Françoise Marchal

Name: Françoise Marchal

Title: PA

Address: